                             THE MEXICO FUND, INC.
                        Offer to Repurchase Up to 100%
          of the Fund's Issued and Outstanding Shares of Common Stock
                                      at
                            98% of Net Asset Value,
               In Exchange for Portfolio Securities of the Fund

 THE REPURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 7, 2002, UNLESS THE REPURCHASE OFFER IS EXTENDED.

   THE REPURCHASE OFFER IS BEING MADE PURSUANT TO THE REPURCHASE OFFER STATEMENT, DATED MAY 8, 2002, BY THE MEXICO FUND, INC. (THE "FUND"). THE BOARD OF DIRECTORS OF THE FUND HAS UNANIMOUSLY APPROVED THE REPURCHASE OFFER STATEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDERS AS TO WHETHER TO PARTICIPATE IN THE REPURCHASE OFFER. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND NOR THE FUND'S INVESTMENT ADVISER WILL PARTICIPATE IN THE REPURCHASE OFFER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS REPURCHASE OFFER STATEMENT, AND CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PRESENT SHARES FOR REDEMPTION.

   THE REPURCHASE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES SUBMITTED FOR REPURCHASE, BUT IS SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS REPURCHASE OFFER STATEMENT. SEE SECTIONS 3 AND 14.

                               -----------------

                                   IMPORTANT

   Any shareholder desiring to participate in the Repurchase Offer should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Fund shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in
Section 3 of this Repurchase Offer Statement, deliver any other required documents to the Depositary and deliver such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Repurchase Offer Statement, or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such shares.

   Any shareholder who desires to participate in the Repurchase Offer and whose certificates for Fund shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Repurchase Offer, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 of this Repurchase Offer Statement.

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its respective business address and telephone number set forth on the last page of this Repurchase Offer Statement. Requests for additional copies of this Repurchase Offer Statement, the Letter of Transmittal, the Notice of Guaranteed Delivery and other repurchase offer materials may be directed to the Information Agent, or to brokers, dealers, commercial banks or trust companies.

   IF YOU DO NOT WISH TO PRESENT YOUR SHARES FOR REDEMPTION IN THE REPURCHASE OFFER, YOU NEED NOT TAKE ANY ACTION.

                               TABLE OF CONTENTS

INTRODUCTION...................................................................................... 1
The Repurchase Offer.............................................................................. 3
    1.  Terms of the Repurchase Offer; Expiration Date............................................ 5
    2.  Acceptance for Payment and Payment for Shares............................................. 6
    3.  Procedure for Participating in the Repurchase Offer....................................... 7
          A.  Proper Presentation of Shares for Redemption........................................ 7
          B.  Signature Guarantees and Method of Delivery......................................... 8
          C.  Book-Entry Delivery Procedure....................................................... 8
          D.  Guaranteed Delivery Procedure....................................................... 8
          E.  Determination of Validity........................................................... 9
          F.  Federal Income Tax Withholding...................................................... 9
    4.  Withdrawal Rights......................................................................... 10
    5.  Source and Amount of Funds; Effect of the Repurchase Offer................................ 10
    6.  Purpose of the Repurchase Offer; Plans or Proposals of the Fund........................... 12
    7.  Factors to Consider Regarding the Decision to Participate in the Repurchase Offer......... 13
    8.  Net Asset Value and Market Price Range of Shares, Dividends............................... 16
    9.  Federal Income Tax Consequences of the Repurchase Offer................................... 17
   10.  Selected Financial Information............................................................ 19
   11.  Certain Information Concerning the Fund and the Fund's Investment Adviser................. 21
   12.  Interests of Directors and Officers; Transactions and Arrangements Concerning Fund Shares. 22
   13.  Certain Legal Matters; Regulatory Approvals............................................... 22
   14.  Certain Conditions of the Repurchase Offer................................................ 23
   15.  Fees and Expenses......................................................................... 23
   16.  Miscellaneous............................................................................. 24
   17.  Contacting the Depositary and the Information Agent....................................... 24

                             THE MEXICO FUND, INC.
                              1775 Eye Street, NW
                             Washington, DC 20006

                       Offer to Repurchase up to 100% of
          the Fund's Issued and Outstanding Shares of Common Stock at
               98% of Net Asset Value, in Exchange for Portfolio
                            Securities of the Fund

To All Shareholders of The Mexico Fund, Inc.:

   The Mexico Fund, Inc. (the "Fund") is offering to repurchase up to 100% of the Fund's issued and outstanding shares of common stock, par value $1.00 per share, at 98% of the Fund's per share net asset value at the close of business on the Expiration Date (as defined below) in exchange for Portfolio Securities (as defined below) (the "Repurchase Offer"). Portfolio Securities are a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustments for fractional shares and odd lots, and any cash held in the Fund's investment portfolio at the close of business on the Expiration Date. The purchase price is 98% of the Fund's per share net asset value in U.S. dollars determined as of the close of the regular trading session on the New York Stock Exchange on the Expiration Date (the "Repurchase Price").

   The Repurchase Offer is subject to the terms and conditions set forth in this Repurchase Offer Statement dated May 8, 2002 and the related Letter of Transmittal. The Repurchase Offer represents the launch of the Fund's anticipated policy of making quarterly in-kind share repurchases. The Fund anticipates that future repurchase offers will be scheduled to occur in conjunction with the Fund's fiscal quarters with the next such offer occurring during the Fund's fourth fiscal quarter which ends October 31, 2002.

   THE REPURCHASE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 7, 2002, UNLESS EXTENDED (THE "EXPIRATION DATE"). The Fund is mailing materials for the Repurchase Offer to record holders as of April 30, 2002, on or about May 8, 2002. However, any shareholder who holds shares of the Fund on the Expiration Date may participate in the Repurchase Offer. The depositary for the Repurchase Offer is American Stock Transfer & Trust Co. (the "Depositary") and the Information Agent for the Repurchase Offer is Morrow & Co., Inc. (the "Information Agent").

   As of April 30, 2002, there were 45,456,232 Fund shares issued and outstanding, and the net asset value per share was $20.67. The Fund does not expect that the number of Fund shares issued and outstanding will be materially different on the Expiration Date.

   Fund shares are currently listed for trading on the New York Stock Exchange under the symbol "MXF." You may continue to purchase and sell Fund shares in cash transactions over the New York Stock Exchange. The Repurchase Offer is an alternative means to permit you to sell your shares to the Fund in exchange for Portfolio Securities. In order to participate in the Repurchase Offer, you must provide information regarding a Mexican brokerage or custodial account available to or established by you which can receive the Portfolio Securities (the "Mexican Account").

   You can obtain the current net asset value per share as of the close of business on the previous business day during the period of the Repurchase Offer by calling the Information Agent, at 800-607-0088, between the hours of 9:00 a.m. and 5:00 p.m., New York City time, Monday-Friday (except holidays). You can also access the Fund's web site, www.themexicofund.com, for this information, which is typically updated on a daily basis at around 6:30 p.m., New York City time.

   The Fund anticipates publishing its schedule of investments via press release and on the Fund's web site on the Expiration Date. The Portfolio Securities to be received by participating shareholders will be a pro-rata portion of the Fund's schedule of investments subject to certain adjustments. See "Background and Purpose of the Repurchase Offer'' below.

  Background and Purpose of the Repurchase Offer

   The purpose of the Repurchase Offer is to provide shareholders an alternative source of liquidity for their Fund shares in addition to cash sales of Fund shares on the New York Stock Exchange, to enhance shareholder value, and to narrow the discount to net asset value at which Fund shares trade. The Repurchase Offer provides shareholders with the opportunity to redeem their shares in-kind (i.e., in exchange for Portfolio Securities and cash held by the Fund) in order to realize close to net asset value for their shares.

   The sale proceeds of the Repurchase Offer will be paid in Portfolio Securities except for (a) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the "Securities Act"); (b) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles; and (c) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts and repurchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. With respect to the Portfolio Securities, as to fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities), for shareholders of record the Fund will (a) pay cash for fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities); (b) round off (up or down) odd lots or fractional shares so as to eliminate them prior to distribution; or (c) pay a higher pro-rata percentage of equity securities to represent such items. The choice of option (a), (b) or (c) with respect to the treatment of fractional shares and/or odd lots of securities is at the discretion of the Fund.

   The Repurchase Offer also is intended to insulate shareholders who choose not to participate from bearing any portion of the significant unrealized capital gains of the Fund which would be realized if the Fund sold the Portfolio Securities in order to satisfy redemption requests in cash.

   If you desire to participate in the Repurchase Offer, you should either (1) complete and sign the Letter of Transmittal and mail or deliver it to the Depositary together with the Fund shares (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal; or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Fund shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that firm if you desire to participate in the Repurchase Offer. Shareholders whose shares are not registered in the name of a broker, dealer, commercial bank, trust company of other nominee may wish to consult with such an entity to facilitate their participation in the Repurchase Offer and fulfill the requirements for participation. Shareholders are not required to pay a service charge to the Fund or the Depositary in connection with their participation in the Repurchase Offer, but may be charged a fee by a broker, dealer or other institution for processing the documentation required to participate in the Repurchase Offer and may incur other expenses as described in this Repurchase Offer Statement.

  IF YOU DO NOT WISH TO PRESENT YOUR SHARES FOR REDEMPTION IN THE REPURCHASE
                     OFFER, YOU NEED NOT TAKE ANY ACTION.

   THIS REPURCHASE OFFER IS BEING EXTENDED TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING SUBMITTED FOR REPURCHASE, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTIONS 3 AND 14 OF THIS REPURCHASE OFFER STATEMENT.

   NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO PARTICIPATE IN THE REPURCHASE OFFER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS REPURCHASE OFFER STATEMENT, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PRESENT SHARES FOR REDEMPTION.

   THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND NOR THE FUND'S INVESTMENT ADVISER WILL PARTICIPATE IN THE REPURCHASE OFFER.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND OR ITS INVESTMENT ADVISER, AS TO WHETHER SHAREHOLDERS SHOULD PRESENT THEIR SHARES FOR REDEMPTION PURSUANT TO THE REPURCHASE OFFER. ANY RECOMMENDATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE REPURCHASE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR THE INVESTMENT ADVISER.

   PARTICIPATING SHAREHOLDERS WILL BE RECEIVING PORTFOLIO SECURITIES WHICH WILL INCLUDE SHARES OF MEXICAN PUBLIC COMPANIES. INFORMATION ABOUT MEXICAN PUBLIC COMPANIES MAY BE LESS EXTENSIVE THAN U.S. PUBLIC COMPANIES, IS LIKELY TO BE IN SPANISH, AND MAY NOT BE AS ACCURATE OR CURRENT. SHAREHOLDERS MAY WISH TO CONDUCT THEIR OWN INVESTMENT RESEARCH AND/OR CONSULT THEIR FINANCIAL ADVISOR.

1.   Terms of the Repurchase Offer; Expiration Date.

   Upon the terms and conditions set forth herein, the Fund will accept for payment in Portfolio Securities, and repurchase, up to 100% of the Fund's issued and outstanding shares of common stock, or 45,456,232 shares in the aggregate, validly submitted for redemption on or prior to 5:00 p.m., New York City time, on the Expiration Date and not withdrawn as permitted by Section 4. A shareholder may submit for redemption some or all of the Fund shares owned by the shareholder.

   If an overwhelming majority of shares are submitted for repurchase, the Fund may have to delist its shares from the New York Stock Exchange or may decide to liquidate in its entirety following completion of the Repurchase Offer and/or the Fund's investment adviser may decide to resign as investment adviser.

   If a shareholder decides against continuing to own shares of the Fund, consideration should be given to the relative benefits and costs of participating in the Repurchase Offer, including, but not limited to, the requirement of providing information regarding the Mexican Account, the risks of receiving the Portfolio Securities for which there may be less information available, and the costs and risks of disposing of the Portfolio Securities or retaining them, versus selling the Fund shares on the open market, such as a transaction on the New York Stock Exchange, at the prevailing market price with the associated transaction costs, and receiving cash payment in U.S. dollars. See Section 7 of this Repurchase Offer Statement.

   The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Repurchase Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Repurchase Offer or the information concerning the Repurchase Offer, or if it waives a material condition in the terms of the Repurchase Offer, the Fund will extend the Repurchase Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all shares previously submitted for redemption and not withdrawn will remain subject to the Repurchase Offer, subject to the right of the participating shareholder to withdraw his or her shares.

   Subject to the terms and conditions of the Repurchase Offer, the Fund will pay the consideration offered or return the Fund shares submitted for redemption as promptly as practicable after the termination or withdrawal of the Repurchase Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

2.   Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Repurchase Offer, the Fund will accept for payment, and will pay for, Fund shares validly submitted for repurchase on or before the Expiration Date and not properly withdrawn in accordance with Section 4 as soon as practicable after the Expiration Date. In all cases, payment for Fund shares submitted for repurchase and accepted for payment pursuant to the Repurchase Offer will be made only after timely receipt by the Depositary of certificates for such Fund shares (unless such Fund shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal, including any necessary tax forms. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Fund shares, in order to comply, in whole or in part, with any applicable law.

   For purposes of the Repurchase Offer, the Fund will be deemed to have accepted for payment Fund shares validly submitted for repurchase and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Fund shares pursuant to the Repurchase Offer. The Depositary will, as the Fund's transfer agent, cancel Fund shares accepted for repurchase, and the Fund's custodian will transfer the Portfolio Securities to the Mexican Accounts as promptly as practicable after the Expiration Date. Although the Fund will try to make payment for Fund shares repurchased as promptly as possible, the Fund may be delayed in making payment, but such delays are likely to be the result of circumstances beyond the Fund's control. Under no circumstances will the Fund pay interest on the Repurchase Price, regardless of any delay in making payment therefor. If any Fund shares submitted for repurchase are not accepted for payment pursuant to the terms and conditions of the Repurchase Offer for any reason, or are not paid because of an invalid submission (i) certificates for such unpurchased Fund shares will be returned, without expense to the participating shareholder, as soon as practicable following expiration or termination of the Repurchase Offer; (ii) Fund shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained with the appropriate Book-Entry Transfer Facility (as defined in Section 3 below): and (iii) uncertificated Fund shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

   If the Fund is delayed in payment for, or is unable to accept for payment or pay for, Fund shares pursuant to the Repurchase Offer for any reason, then, without prejudice to the Fund's rights under the Repurchase Offer, the Depositary may, on behalf of the Fund, retain Fund shares submitted for repurchase, and such Fund shares may not be withdrawn.

   Participating shareholders may be required to pay brokerage fees to a U.S. broker, dealer, commercial bank, trust company or other nominee in order to participate in the Repurchase Offer. Participating shareholders may also be subject to certain tax consequences as discussed in Section 9 of this Repurchase Offer Statement.

   The Fund normally publishes its net asset value per share on each business day after the close of regular trading on the New York Stock Exchange. The Fund's shares are listed for trading under the symbol "MXF" on the New York Stock Exchange. On April 30, 2002, the net asset value per share was $20.67, and the Fund's last reported sales price was $19.10 per share, representing a 7.60% discount from the net asset value per share. The Fund's net asset value per share will be available daily through the Expiration Date, through the Fund's toll free number at 800-224-4134 and is typically available daily through the Fund's web site, www.themexicofund.com.

   The Fund anticipates publishing the Fund's investment portfolio via press release and the Fund's web site on the Expiration Date. The Portfolio Securities to be received by participating shareholders will be a pro-rata portion of the Fund's Schedule of Investments subject to certain adjustments. See "Background and Purpose of the Repurchase Offer" in this Repurchase Offer Statement.

   Shareholders submitting shares in the Repurchase Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying shareholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Fund shares submitted for repurchase by a shareholder.

3.   Procedure for Participating in the Repurchase Offer.

   A.  Proper Presentation of Shares for Redemption.

   Shareholders having Fund shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to participate in the Repurchase Offer. For a shareholder to properly submit Fund shares pursuant to the Repurchase Offer, either (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, including any required U.S. tax information, must be transmitted to and received by the Depositary at the address set forth on the page 24 of this Repurchase Offer Statement or, in the case of a book-entry transfer, an Agent's Message (as defined below), and DTC Delivery Election Form must be received by the Depositary at the address set forth on the last page of this Repurchase Offer Statement prior to the Expiration Date and either the certificate for Fund shares must be transmitted to and received by the Depositary at its address set forth on the page 24 of this Repurchase Offer Statement or the participating shareholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) participating shareholders must comply with the Guaranteed Delivery Procedures set forth in this Section 3, in all cases prior to the Expiration Date.

   Letters of Transmittal and certificates representing Fund shares presented for redemption should NOT be sent or delivered to the Fund. Shareholders who do not have Fund shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities and deposit their shares with it and seek its assistance in submitting the documents (including the Mexican Account information) for participation in the Repurchase Offer.

   Participating shareholders must submit instructions as to brokerage or custodial arrangements entered into with appropriate Mexican stock brokers or Mexican banks, i.e. the Mexican Account, required in the transmittal documents in order to have validly presented Fund shares for participation in the Repurchase Offer. The forms for these instructions appear in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees submitting shares on behalf of clients, on the DTC Delivery Election Form.

   The Fund's transfer agent holds Fund shares in uncertificated form for certain Fund shareholders pursuant to the Fund's dividend reinvestment plan. Shareholders may submit such Fund shares for redemption by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

   The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined in Part C below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined in Part C below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility submitted the shares for repurchase that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

   Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder prohibit both "short" redemption requests and "hedged" redemption requests by any person, whether acting alone or in concert with others. It is a violation of Rule 14e-4 under the Exchange Act for a person to request redemption of Fund shares unless the person requesting redemption (i) has a net long position equal to or greater than the amount as to which a redemption request has been made in Fund shares presented for redemption; and (ii) will cause these Fund shares to be delivered in accordance with the terms of the Repurchase Offer.

   The acceptance by the Fund of Fund shares for repurchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Repurchase Offer, including the participating shareholder's representation that (i) the shareholder has a net long position in the Fund shares being presented for redemption within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the presentation of Fund shares for redemption complies with Rule 14e-4.

   B.   Signature Guarantees and Method of Delivery.

   No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which includes any participant in the Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Fund shares) of Fund shares presented for redemption; or (b) Fund shares are presented for redemption for the account of a firm (an "Eligible Institution") which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

   Signature(s) on the Letter of Transmittal by the registered holder(s) of Fund shares submitted for redemption must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

   If any of the Fund shares presented for redemption are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

   If any of the Fund shares presented for redemption are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

   If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act must be submitted. "Satisfactory" evidence is in the sole discretion of the Fund.

   C.  Book-Entry Delivery Procedure.

   The Depositary will establish an account with respect to the Fund shares at DTC for purposes of the Repurchase Offer within two business days after the date of this Repurchase Offer Statement (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make delivery of Fund shares submitted for redemption by causing (i) such Book-Entry Transfer Facility to transfer such Fund shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer; and (ii) a confirmation of receipt of such delivery to be received by the Depositary (the "Book-Entry Delivery Procedure"). The Book-Entry Transfer Facility may charge the account of such financial institution for submitted Fund shares on behalf of shareholders. Notwithstanding that delivery of Fund shares may be effected in accordance with this Book-Entry Delivery Procedure, the DTC Delivery Election Form and Authorization Instructions Form must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Repurchase Offer Statement before the Expiration Date or the participating shareholder must comply with the Guaranteed Delivery Procedure set forth below (which requires submission of the Authorization Instructions Form).

   Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary for purposes of this Repurchase Offer.

   D.  Guaranteed Delivery Procedure.

   If certificates for Fund shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, Fund shares may be properly submitted for redemption provided that:

      (i) the submission is made by or through an Eligible Institution, as defined above;

      (ii) a properly completed and executed Notice of Guaranteed Delivery, DTC Delivery Election Form and Authorization Instructions Form, substantially in the form provided by the Fund, is received by the Depositary by the Expiration Date; and

      (iii) the Fund share certificates evidencing all Fund shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal properly completed and executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, repurchase of Fund shares accepted for repurchase pursuant to the Repurchase Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely receipt of confirmation with respect to such Fund shares (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, participating shareholders may be paid at different times depending upon when certificates for shares or confirmations of receipt for such shares are actually received by the Depositary.

   E.  Determination of Validity.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Fund shares presented for redemption will be determined by the Fund, in its sole discretion, and the determination shall be final and binding. The Fund reserves the absolute right to reject any or all presentations for redemption determined not to be in appropriate form or to refuse to accept for payment, repurchase or pay for any Fund shares if, in the opinion of the Fund's counsel, accepting, repurchasing or paying for the Fund shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Repurchase Offer or any defect in any redemption, whether generally or with respect to any particular Fund share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Repurchase Offer shall be final and binding.

   NONE OF THE FUND, THE INVESTMENT ADVISER, THE DEPOSITARY, THE INFORMATION AGENT, THE CUSTODIAN OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF DEFECTS OR IRREGULARITIES, OR WAIVERS OF DEFECTS OR IRREGULARITIES IN A REDEMPTION REQUEST, AND NONE OF THEM WILL INCUR ANY LIAIBLITY FOR FAILURE TO DO SO.

   The method of delivery of Fund shares, the Letter of Transmittal, and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the participating shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by confirmation of receipt of delivery received by the Depositary). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   F.  Federal Income Tax Withholding.

   To prevent U.S. federal income tax backup withholding at a rate generally equal to 30% of the gross payments made pursuant to the Repurchase Offer, each U.S. shareholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the shareholder's correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain U.S. shareholders (including, among others, all corporations) are not subject to these backup withholding requirements.

   Non-U.S. shareholders who have not previously submitted a correct, completed and signed Form W-8 to the Fund must submit a form to the Depositary in order to avoid backup withholding. For those shareholders, a copy of Form W-8 is included with the Letter of Transmittal.

   Failure to submit the documentation described above or establish an exemption necessary to prevent backup withholding will result in an invalid submission of shares for participation in the Repurchase Offer and, accordingly, the shareholder's submitted shares will not be accepted for repurchase.

   For a discussion of certain other U.S. federal income tax consequences to participating shareholders, see Section 9.

4.  Withdrawal Rights.

   A request for redemption of Fund shares made pursuant to the Repurchase Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date (including any date to which the Repurchase Offer is extended), all redemption requests made pursuant to the Repurchase Offer are irrevocable. However, a request for redemption of Fund shares may be withdrawn if payment for Fund shares submitted for repurchase has not been made after the expiration of 40 business days from the commencement of the Repurchase Offer.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on page 24 of this Repurchase Offer Statement. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Fund shares to be withdrawn, and the names in which the Fund shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Fund shares withdrawn must also be furnished to the Depositary. If Fund shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Repurchase Offer Statement, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fund shares (which must be the same name, number and Book-Entry Transfer Facility from which the Fund shares were submitted for redemption, and must comply with the procedures of the Book-Entry Transfer Facility).

   Shares may be submitted again after a withdrawal has been made if the necessary documents and procedures for the submission of shares for participation in the Repurchase Offer are followed as described in this Repurchase Offer Statement.

5.  Source and Amount of Funds; Effect of the Repurchase Offer.

   The actual cost of the Repurchase Offer cannot be determined at this time because the number of Fund shares to be repurchased will depend on the number of Fund shares submitted for redemption, and the Repurchase Price will be determined on the Expiration Date. The total cost to the Fund of repurchasing 100% of its issued and outstanding Fund shares pursuant to the Repurchase Offer would be approximately $920,723,144.00 (based on the Fund's total net asset value on April 30, 2002). The Fund has the resources necessary to make payment for Fund shares submitted for repurchase in the Repurchase Offer since the Fund will distribute to shareholders participating in the Repurchase Offer the Portfolio Securities.

   Participating shareholders may experience a delay in the reregistration of the Portfolio Securities received as proceeds from the Repurchase Offer due to the process of transferring title and verification of Mexican Account information. Participating shareholders who are not Fund shareholders of record, but instead hold and present their Fund shares in the name of a broker, dealer, financial institution or other nominee, will receive the Portfolio Securities to which they are entitled in the name of their broker, dealer, financial institution or other nominee. It will be the responsibility of such brokers, dealers, financial institutions or other nominees to calculate and distribute or credit either fractional shares or cash in respect of fractional shares, at their election, to their clients' accounts. Participating shareholders will have to confirm that the correct number of Portfolio Securities has been credited to the participating shareholders by the participating shareholder's broker or agent.

   The Fund anticipates publishing the identity of the Portfolio Securities via press release and the Fund's web site on the Expiration Date.

   Under no circumstances will the Fund pay interest to participating shareholders for Fund shares redeemed, regardless of any delay in making payment therefor. Participating shareholders will not be obligated to pay the Fund brokerage commissions or fees in connection with their demand to redeem Fund shares, although a participating shareholder's broker may charge a processing fee for assistance in transmitting the required documentation for participation in the Repurchase Offer to the Depositary and a participating shareholder may incur expenses associated with establishment of the Mexican Account to receive the Portfolio Securities plus fees, expenses and brokerage commissions associated with the disposal or retention of such Portfolio Securities. The fact that Fund shares are being repurchased at 98% of the net asset value per share reflects that all redemptions effected by the Fund pursuant to the Repurchase Offer will bear the administrative costs and expenses incurred in transferring Portfolio Securities from the Fund to the participating shareholder. The Fund estimates that expenses related to the Repurchase Offer will be $700,000 including legal, accounting, filing, printing, Depositary and Information Agent fees. To the extent expenses exceed 2% of the Fund's assets to be repurchased, the Fund will absorb the remaining expenses.

   The repurchase of Fund shares pursuant to the Repurchase Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the net assets of the Fund. The reduced net assets of the Fund as a result of the Repurchase Offer will result in a higher expense ratio for the Fund. Additionally, a reduction in the number of Fund shares issued and outstanding may reduce the liquidity and the depth of the trading market for the Fund shares. All Fund shares repurchased by the Fund pursuant to the Repurchase Offer will be cancelled.

   In addition, there is a risk that the Fund's investments and the Portfolio Securities may experience a decrease in value following the Repurchase Offer depending on the level of participation in the Repurchase Offer and whether participating shareholders choose to dispose of the Portfolio Securities shortly after the Repurchase Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if a large percentage of shareholders participate in the Repurchase Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund's other investments, which risk affects both participating and non-participating shareholders.

   Finally, because the Fund is offering to repurchase all of its issued and outstanding shares, there is a risk that the Fund may have to delist its shares from the New York Stock Exchange or liquidate in its entirety following the Repurchase Offer, depending on the level of participation. In addition, there is the risk that the Fund's investment adviser may resign.

                           PRO FORMA CAPITALIZATION

                                   Adjustment for                 Adjustment for
                                    Repurchase at                  Repurchase at
                                     $20.26 per                     $20.26 per
                       As of      Share(1) assuming Pro Forma as Share(1) assuming Pro Forma as
                   April 30, 2002  20% Repurchase     Adjusted    40% Repurchase     Adjusted
                   -------------- ----------------- ------------ ----------------- ------------
Total Net Assets..  $939,513,412    $(184,188,644)  $755,324,768   $(368,377,308)  $571,136,104
Shares Outstanding    45,456,232       (9,091,246)    36,364,985     (18,182,493)    27,273,739

--------
(1) Based on the net asset value per Fund share of $20.67 on April 30, 2002.

   On the other hand, because the proceeds of the Repurchase Offer are Portfolio Securities, the Fund will not experience the typical effects associated with a cash tender offer including the attendant risks of declining net asset value because of significant market pressure to dispose of securities, increased Fund brokerage and related transaction expenses, and the realization of capital gains by the Fund accompanying the liquidation of portfolio securities for cash.

   Participation in the Repurchase Offer will, however, have certain tax consequences, risks and expenses as further discussed below.

6.  Purpose of the Repurchase Offer; Plans or Proposals of the Fund.

   In view of the discount levels from net asset value at which Fund shares have traded, the Board of Directors of the Fund has regularly considered actions consistent with the interests of all shareholders to reduce or eliminate these discounts. In 1986, the Fund repurchased 699,700 shares through a repurchase program which reduced the market discount only temporarily. In 1987, the Fund conducted a tender offer for its shares which briefly narrowed the market discount. The Board conducted a comprehensive study in 1998 regarding the Fund's market discount and possible solutions which involved discussions with analysts, consideration of other closed-end funds' actions and the production of a detailed report containing the Board's discussions and analysis of the phenomenon. In August 2000, the Fund commenced a share repurchase program which it completed in May 2001 after repurchasing 10% of the Fund's issued and outstanding shares of common stock. In March 2001, the Fund filed an exemptive application with the Securities and Exchange Commission ("SEC") seeking regulatory relief necessary for the Fund to adopt a fundamental policy committing the Fund to repurchase in-kind on a periodic basis no less than 5% of the Fund's issued and outstanding shares of common stock each fiscal year. This Repurchase Offer is the result of an announcement that the Fund would offer to repurchase in-kind up to 100% of its issued and outstanding shares of common stock on a quarterly basis.

   The Repurchase Offer has been provided to create greater liquidity in Fund shares by permitting Fund shareholders to redeem their shares other than through secondary market transactions and has as a goal the reduction of the discount to net asset value per share at which Fund shares trade on a more sustained basis although there is no assurance that any of these goals will be achieved. Payment in Portfolio Securities is expected to prevent the involuntary recognition and receipt by non-participating shareholders of any portion of the unrealized capital gains which would be realized if the Fund sold the Portfolio Securities in order to satisfy redemption requests in cash. As discussed below, however, the Repurchase Offer is generally a taxable transaction for participating shareholders. The Fund is continuing to seek regulatory authorization to conduct future repurchase offers under Rule 23c-3 of the Investment Company Act of 1940, as amended (the "1940 Act"), but will continue to provide quarterly repurchase offers for up to 100% of the Fund's shares under Rules 13e-3 and 13e-4 pending resolution of the exemptive application filed in March 2001.

   The Repurchase Offer has been unanimously approved by the Board. However, none of the members of the Board, the Fund's executive officers or any of its affiliates has made any recommendations to any shareholders as to whether to participate in the Repurchase Offer, and the Fund has been advised that none intends to participate in the Repurchase Offer. In making its decision, the Board considered the desire of certain Fund shareholders to realize close to net asset value per share for their Fund shares and the support of Fund shareholders for a closed-end fund structure which would allow them to invest in the Mexican securities market. The Board also sought an alternative that would minimize adverse tax consequences to the Fund and its shareholders. As discussed above, based on the Fund's experience with other methods to reduce the Fund's market discount and consideration of the proposed Repurchase Offer, the Board concluded that the Repurchase Offer is reasonably fair to all shareholders. The in-kind nature of the Repurchase Offer is expected to prevent Fund shareholders who do not participate in the Repurchase Offer from experiencing the adverse tax consequences that would accrue in a cash repurchase while allowing Fund shareholders who want to sell their Fund shares to do so at close to net asset value. However, the Repurchase Offer is generally a taxable transaction for participating shareholders. Additionally, the Board intends to retain its closed-end structure while providing

Fund shareholders an alternative means of liquidity, other than the secondary market on which the Fund's shares trade by conducting the Repurchase Offer and seeking exemptive relief to conduct periodic in-kind Fund share repurchases. Tax consequences to participating shareholders are discussed below. No report, opinion or appraisal has been obtained or prepared by any party relating to the Repurchase Offer. The Board did not believe that there was a need for such a report considering shareholder support for periodic in-kind repurchases as evidenced by the approval of a periodic repurchase policy by Fund shareholders at the Fund's annual meeting of shareholders on March 7, 2002.

7. Factors to Consider Regarding the Decision to Participate in the Repurchase Offer.

   The decision whether a Fund shareholder should participate in the Repurchase Offer depends on the facts and circumstances of each Fund shareholder. The Fund suggests that shareholders consider the expenses associated with participation in the Repurchase Offer, including establishment of the Mexican Account, and other related paperwork, the implications of owning Portfolio Securities and the tax consequences of participation. Shareholders should also consider that the Fund will be making future quarterly in-kind repurchase offers.

   Without consideration of any potential tax consequences to a shareholder of participation in the Repurchase Offer, the actual per share expense to a shareholder of participation depends on a number of factors including the number of shares submitted for repurchase, the varying expenses associated with establishing the Mexican Account and/or enlisting the assistance of a U.S. bank or broker which may charge clients a fee for submitting the documentation necessary for participation. Moreover, participating shareholders may incur additional expenses following their participation in the Repurchase Offer depending on whether they sell or retain the Portfolio Securities.

   Participating shareholders may wish to retain the Portfolio Securities as an investment for the long term. The Fund is not providing shareholders with specific information regarding each of the Portfolio Securities. However, participating shareholders may not have the means to effectively monitor, or monitor as efficiently as with a managed investment vehicle, the performance of the Portfolio Securities, and the Portfolio Securities would be subject to the typical investment risks associated with foreign investments in developing markets, such as the risk of political and economic instability that developing countries periodically experience. In addition, information regarding the Mexican companies that comprise the Portfolio Securities may not be as current as information provided by U.S. public companies and is likely to be available only in Spanish. Mexican public companies are subject to less stringent disclosure standards and regulatory oversight than U.S. public companies. There also may be additional future expenses participating shareholders incur in retaining the Portfolio Securities. If participating shareholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, participating shareholders would be subject to investment and currency risks as well as additional expenses and tax consequences associated with liquidation of the Portfolio Securities. Shareholders will need to conduct their own investment research regarding the Mexican companies comprising the Portfolio Securities and/or seek assistance from their financial advisors. Shareholders are encouraged to consult with their financial and tax advisors regarding these issues.

The Mexican Account

   Participating shareholders must provide information regarding the Mexican Account where Portfolio Securities may be transferred. Establishing and maintaining the Mexican Account may entail additional expenses that should be considered when determining whether participation in the Repurchase Offer represents the best method to realize the value of the shareholder's investment in the Fund. Furthermore, the Mexican Account may be subject to different procedures, laws and risks than a U.S. brokerage account. It may be more convenient for shareholders to seek the assistance of a U.S. broker or dealer in meeting this requirement.

Investing in Foreign Securities

   The decision to participate in the Repurchase Offer and retain the Portfolio Securities represents a direct investment in the securities of Mexican issuers.

   Participating shareholders should be aware of the risks of such a direct investment and the potential difficulties of managing a portfolio of foreign securities.

   Investment in Mexican securities involves special considerations and risks that are not normally associated with investments in U.S. securities, including
(1) relatively higher price volatility, lesser liquidity and small market capitalization of the Mexican securities markets; (2) currency fluctuations and the cost of converting Mexican pesos into U.S. dollars; (3) restrictions on foreign investment and potential restrictions on repatriation of capital invested in Mexico and remittance of profits and dividends accruing thereon;
(4) political, economic and social risks and uncertainties, including risks of confiscatory taxation and expropriation or nationalization of assets; (5) higher rates of inflation, unemployment and interest rates than in the United States; and (6) less stringent disclosure requirements, less available information regarding Mexican public companies and less active regulatory oversight of Mexican public companies.

   Market Illiquidity; Volatility. The Mexican securities market is substantially smaller, less liquid and more volatile than the major securities markets in the United States. Although the Mexican Stock Exchange is one of Latin America's largest exchanges by market capitalization, it remains relatively small and illiquid compared to major world markets. In fact, in recent years trading activity has contracted and market capitalization has decreased. The market capitalization of the Mexican Stock Exchange at the end of 2001 amounted to approximately 127 billion U.S. dollars, compared to 220 billion U.S. dollars in February 1994, and the dollar value of daily trading activity averaged 152.9 million U.S. dollars in 2001 compared to 317.1 million U.S. dollars in 1994. In addition, trading on the Mexican Stock Exchange is concentrated. Approximately 80% of the total traded volume of the Mexican Stock Exchange during 2001 was produced by 10 issuers. Finally, prices of equity securities traded on the Mexican Stock Exchange are generally more volatile than prices of equity securities traded on the New York Stock Exchange. The combination of price volatility and the relatively limited liquidity of the Mexican Stock Exchange may have an adverse impact on the investment performance of the Portfolio Securities.

   There is a risk that the Fund's investments and the Portfolio Securities may experience a decrease in value following the Repurchase Offer depending on the level of participation in the Repurchase Offer and whether participating shareholders choose to dispose of the Portfolio Securities shortly after the Repurchase Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if a large percentage of shareholders participate in the Repurchase Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund's other investments, which risk affects both participating and non-participating shareholders.

   Mexican Economic and Political Factors. Although Mexico's economy has strengthened in recent years and Mexico's sovereign debt was recently upgraded to an "investment-grade" rating by the three most prominent rating agencies, including Standard and Poor's, Mexico continues to be characterized as a developing economy and investments in developing countries are subject to certain economic risks. Mexico has experienced widespread bank failures, currency devaluations, high levels of inflation and interest rates. Mexico is also dependent on certain industries and exports for the health of its economy. The Portfolio Securities are denominated in pesos. As a result, the Portfolio Securities must increase in market value at a rate in excess of the rate of any decline in the value of the peso against the U.S. dollar in order to avoid a decline in their equivalent U.S. dollar value.

   Mexico's political system has reformed substantially in recent years, resulting in the peaceful democratic election of the non-dominant political party's candidate as president in 2000 (the first time the Partido Revolucionario Institucional's candidate has not held that office in 70 years). However, Mexico's political past has been characterized by considerable political uncertainty and instability and there is no guarantee that Mexico will not experience political unrest in the future which could affect the value of the Portfolio Securities. As with any foreign investment, there also exists the risk of expropriation and restrictions on foreign investment.

   Mexican Securities Laws and Accounting Rules. There is less publicly available information about the issuers of Mexican securities, such as the Portfolio Securities, than is regularly published by issuers in the United States. Information provided by Mexican public companies may not be current, accurate or easily obtainable and, to the extent available, is likely to be in Spanish. Also, there is generally less governmental supervision and regulation of exchanges, brokers and issuers in Mexico than there is in the United States. U.S. holders of Portfolio Securities may also experience difficulties enforcing U.S. laws or obtaining service of process against the issuers of the Portfolio Securities.

   Managing and Retaining the Portfolio Securities as an Investment. In addition to the risk factors discussed above, participating shareholders who desire to retain the Portfolio Securities as part of their investment portfolio should consider whether they have the ability to actively manage a portfolio of foreign securities. Shareholders may have invested in the Fund for exposure to the Mexican securities market with the assistance of the Fund's investment adviser, a professional portfolio manager familiar with that market. Shareholders may not have access to the information and experience necessary to effectively manage the Portfolio Securities and may incur losses from holding the Portfolio Securities as an investment.

   Tax Consequences of Participating and Retaining or Disposing of Portfolio Securities. Participation in the Repurchase Offer is generally a taxable event and participating shareholders will recognize a gain or loss or dividend income upon receipt of the Portfolio Securities. Additionally, the disposition of the Portfolio Securities represents a separate taxable event and shareholders will generally recognize a taxable gain or loss at the time of sale based upon the difference in the value of the Portfolio Securities received after the Expiration Date and the value of the Portfolio Securities at their time of sale.

   Depending on the level of participation in the Repurchase Offer, the liquidity of Fund shares is likely to decrease and the Fund expense ratio increase because there will be fewer Fund shares issued and outstanding as a result of the repurchases. There is also the risk that a significant amount of participation could lead to the Fund's liquidation in its entirety and/or the resignation of the Fund's investment adviser. However, outside of a liquidation scenario, the Fund has been advised that the Fund's investment adviser does not anticipate that its investment strategy and the Fund's investment objective will be materially affected by the Repurchase Offer.

   Fund shareholders who desire to sell their Fund shares should evaluate these factors and their own particular situation to determine if it is administratively easier and less costly to sell their shares for cash on the New York Stock Exchange.

   NONE OF THE FUND, ITS BOARD OF DIRECTORS, NOR ITS INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO PARTICIPATE IN THE REPURCHASE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE REPURCHASE OFFER, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.

   THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND NOR THE FUND'S INVESTMENT ADVISER INTENDS TO PARTICIPATE IN THE REPURCHASE OFFER.

8.  Net Asset Value and Market Price Range of Shares, Dividends.

   The following tables set forth, for the periods indicated, the high and low net asset value per share as reported by the Fund's investment adviser and the high and low sales prices per share of the Fund as reported by the New York Stock Exchange and the amount of any income dividends and distributions of realized capital gains paid per share during each period. Shares are traded on the New York Stock Exchange under the symbol "MXF."

                                              Net Dividend   Gross Dividend
                    NAV       Market Price    Distribution    Distributions
               ------------- --------------- --------------- ---------------
                High   Low    High     Low   Income  Capital Income  Capital
               ------ ------ ------- ------- ------- ------- ------- -------
   Fiscal 2000
   1st quarter $25.10 $19.71 $14.438 $14.250 $0.0154 $    -- $0.0193 $    --
   2nd quarter $26.97 $20.62 $19.250 $13.813 $    -- $    -- $    -- $    --
   3rd quarter $24.38 $18.68 $17.188 $12.375 $0.0850 $    -- $0.0900 $    --
   4th quarter $23.52 $18.83 $17.625 $13.813 $0.0770 $    -- $0.0790 $    --

   Fiscal 2001
   1st quarter $21.00 $17.47 $14.625 $14.313 $    -- $0.0500 $    -- $0.0500
   2nd quarter $20.91 $18.31 $17.600 $14.800 $    -- $    -- $    -- $    --
   3rd quarter $23.79 $20.36 $19.880 $16.790 $0.1135 $0.0031 $0.1279 $0.0031
   4th quarter $22.90 $17.14 $19.550 $13.600 $    -- $    -- $    -- $    --

   Fiscal 2002
   1st quarter $19.70 $16.92 $17.690 $14.570 $0.1207 $2.6667 $0.1339 $2.6667

--------
Sources: New York Stock Exchange and Impulsora del Fondo Mexico, S.A. de C.V.

   IT IS ANTICIPATED THAT NO CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE REPURCHASE OFFER AND THAT, ACCORDINGLY, HOLDERS OF SHARES PURCHASED PURSUANT TO THE REPURCHASE OFFER WILL NOT RECEIVE ANY SUCH DIVIDEND WITH RESPECT TO SUCH SHARES. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

   Below is a table representing share repurchases by the Fund in the last two fiscal years, including the amount of securities purchased, the high and low repurchase prices paid and the average repurchase price during each fiscal quarter where Fund share repurchases occurred. The repurchases were part of a Share Repurchase Program which the Fund announced on July 31, 2000 and concluded in May 2001 which permitted the Fund to purchase in the open market up to 10% of its issued and outstanding shares of common stock.

                                  Shares          Price Paid
                            ------------------- ---------------
                            Repurchased  High     Low   Average
                            ----------- ------- ------- -------
                Fiscal 2000
                1st quarter          0        0       0       0
                2nd quarter          0        0       0       0
                3rd quarter          0        0       0       0
                4th quarter  1,285,000  $16.187 $14.231 $15.459

                Fiscal 2001
                1st quarter  2,527,900  $16.656 $14.425 $15.365
                2nd quarter    564,100  $17.579 $15.360 $16.617
                3rd quarter    673,693  $19.575 $16.750 $17.840
                4th quarter          0        0       0       0

                Fiscal 2002
                1st quarter          0        0       0       0

                Total......  5,050,693

9.  Federal Income Tax Consequences of the Repurchase Offer.

   The following discussion is a general summary of the U.S. federal income tax consequences of the Repurchase Offer. The discussion is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to shareholders. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which change could be retroactive. The discussion applies only to shareholders in whose possession shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to certain types of shareholders (such as insurance companies, tax-exempt organizations, and broker-dealers) who may be subject to special rules. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them.

   You should consult your own tax advisor for a complete description of the tax consequences to you of a redemption of shares pursuant to the Repurchase Offer, including potential state, local and non-U.S. taxation by taxing jurisdictions of which you are a resident or domiciliary.

   U.S. SHAREHOLDERS. This subsection will be relevant to individuals who are citizens of the United States or resident aliens of the United States, domestic corporations, domestic partnerships, and certain estates and trusts treated as "US. persons" under the U.S. federal tax law. Under current federal income tax law, the receipt of Portfolio Securities for Fund shares pursuant to the Repurchase Offer will generally be a taxable transaction. Shareholders who redeem their shares receive either "exchange treatment" or "dividend treatment" with respect to their redemption proceeds (i.e., the Portfolio Securities).

   If a redemption satisfies any of paragraphs (1), (2), (3), or (4) of Code section 302(b), the redemption proceeds shall be treated as payment for the stock that is redeemed, i.e., the redemption will be accorded exchange treatment. If a redeeming shareholder is entitled to exchange treatment, such shareholder would recognize gain or loss for U.S. federal income tax purposes equal to the difference between: (i) the fair market value of the Portfolio Securities he or she receives, and (ii) the shareholder's adjusted tax basis in the shares redeemed. Such gain or loss would be capital gain or loss if the shares were a capital asset in the hands of the shareholder. Under current law, the maximum federal income tax rate applicable to most non-corporate taxpayers on capital gain for assets held more than one year is 20% and the maximum rate for shares held for shorter periods is generally 38.6%. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) redeemed pursuant to the Repurchase Offer.

   On the other hand, if none of paragraphs (1), (2), (3), or (4) of Code section 302(b) applies, such redemption may be accorded dividend treatment. If so, Code section 301 provides that redeeming shareholders shall include the amount of that distribution (i.e., the fair market value of the Portfolio Securities received) as ordinary income (generally taxed at the rate of 38.6%) to the extent of the Fund's earnings and profits. In addition, if certain shareholders receive dividend (and not exchange treatment) under Code section 302(b), there may be a constructive dividend under section 305(c) of the Code to shareholders who do not participate in the Repurchase Offer whose proportionate interest in the earnings and assets of the Fund has been increased.

   Code section 302(b) provides, in pertinent part, that a redemption shall be accorded exchange treatment if the redemption:

   (1) is "not essentially equivalent to a dividend";

   (2) is "substantially disproportionate" with respect to the shareholder;

   (3) is "in complete redemption" of all of the stock of the corporation owned by the shareholder, or

   (4) in the case of a non-corporate shareholder, is "in partial liquidation" of the distributing corporation.

   In all cases, a redeeming shareholder would take a tax basis in the Portfolio Securities he or she receives that is equal to the fair market value of those Portfolio Securities on the date of the exchange.

   Under the "wash sale" rules, recognition of a loss on shares sold pursuant to the Repurchase Offer will ordinarily be disallowed to the extent a shareholder acquires shares within 30 days before or after the date shares are redeemed pursuant to the Repurchase Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. There are also restrictions on the ability to deduct any capital losses. In addition, any loss within six months after the payment of a capital gain dividend with respect to such shares must also be treated as a long-term capital loss.

   Because the Depositary may be required to withhold 30% of the gross proceeds paid to a shareholder pursuant to the Repurchase Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Transmittal Letter, providing the shareholder's taxpayer identification number/social security number and certifying under penalties of perjury: (i) that the number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the Internal Revenue Service that the shareholder is subject to backup withholding as a result of an underreporting interest or dividends or
(C) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding; (b) the shareholder is a corporation; or (c) an exception applies under applicable law and Treasury regulations to such shareholders, failure to have provided the information mentioned in this paragraph will result in a defective submission and the Fund will be unable to repurchase the participating shareholder's shares. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

   NON-U.S. SHAREHOLDERS. In general, a "Non-U.S. Shareholder" is any person other than (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized in the United States under the laws of the United States or any state; (3) an estate or trust that is subject or potentially subject to U.S. federal income tax on its worldwide income on a net basis; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and the substantial decisions of which may be made by U.S. persons. U.S. taxation of a "Non-U.S. Shareholder" depends on whether the income from the Fund is "effectively connected" with a U.S. trade or business carried on by the Non-U.S. Shareholder. Ordinarily, income from the Fund will not be treated as "effectively connected" and, if that is the case, any gain realized upon the redemption of shares pursuant to the terms of the Repurchase Offer will not ordinarily be subject to U.S. taxation. If, however, the Non-U.S. Shareholder is treated as a non-resident alien individual but is physically present in the United States for more than 182 days during the taxable year, then, in certain circumstances, gain from the redemption of shares pursuant to the terms of the Repurchase Offer and gain from a liquidation of Portfolio Securities will be subject to U.S. tax of 30% (or lower treaty rate).

   If the income from the Fund is "effectively connected" with a U.S. trade or business carried on by a Non-U.S. Shareholder, then any gain (or dividend income) realized upon the sale of shares of the Fund pursuant to the terms of the Repurchase Offer will be subject to U.S. federal income tax at the graduated rates applicable to U.S. taxpayers.

   Non-U.S. Shareholders may be subject to dividend tax withholding at a 30% rate or a lower applicable tax treaty rate on the gross proceeds of the redemption received by such shareholder, if the proceeds are treated as a "dividend" under the rules described above. In the event that the tax status of the Repurchase Offer as a dividend is not clear to the Fund at the time of payment, the Fund will withhold a portion of the proceeds as if the proceeds constitute a dividend. In that case, the redeeming shareholder may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends. Non-U.S. Shareholders should consult their tax advisers regarding application of these withholding rules.

   Non-U.S. Shareholders should provide the Depositary with a completed Form W-8 in order to avoid 30% backup withholding. A copy of Form W-8 is provided with the Letter of Transmittal for such Shareholder. Failure to provide a completed Form W-8 will result in a defective submission and the Fund will be unable to repurchase the shares submitted.

   Non-U.S. Shareholders are advised to consult their own tax advisers with respect to the particular consequences to them of a redemption of shares pursuant to the Repurchase Offer.

10.  Selected Financial Information.

   Set forth below is a summary of selected financial information for the Fund for the fiscal years ended October 31, 1997, 1998, 1999, 2000 and 2001. The information with respect to the fiscal years has been excerpted from the Fund's audited financial statements contained in its Annual Reports to Shareholders for these years. These Annual Reports were previously provided to Fund shareholders. Copies of the audited statements can be obtained free of charge, each at the web site of the SEC (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

   SUMMARY OF SELECTED FINANCIAL INFORMATION FOR THE PERIODS INDICATED BELOW

                                 For the Three
                                  Months Ended                 For the Year Ended October 31
     The Mexico Fund, Inc.      January 31, 2002 ---------------------------------------------------------
     Financial Highlights         (Unaudited)      2001         2000        1999      1998         1997
     --------------------       ---------------- --------    ----------   --------  --------    ----------
Per Share Operating
  Performance:
Net asset value, beginning of
  period.......................     $  18.98     $  20.84    $    19.57   $  15.52  $  23.49    $    17.33
                                    --------     --------    ----------   --------  --------    ----------
Net investment income (Note 1).         0.01         0.23**        0.18**     0.40      0.39**        0.40
Net gain (loss) on investments
  and translation of foreign
  currency (Note 1)............         3.51        (2.31)**       1.10**     4.10     (7.48)**       6.16
                                    --------     --------    ----------   --------  --------    ----------
   Total from investment
     operations................         3.52        (2.08)**       1.28**     4.50     (7.09)**       6.56
                                    --------     --------    ----------   --------  --------    ----------
Less Dividends:
Dividends to shareholders from
  net investment income........        (0.13)       (0.13)        (0.19)     (0.45)    (0.23)        (0.38)
Dividends to shareholders
  from net realized gains or
  investments..................        (2.67)       (0.05)           --         --     (0.60)        (0.02)
                                    --------     --------    ----------   --------  --------    ----------
   Total dividends.............        (2.80)       (0.18)        (0.19)     (0.45)    (0.83)        (0.40)
                                    --------     --------    ----------   --------  --------    ----------
Capital Share Transactions:
Effect on NAV of stock
  repurchased..................           --         0.40          0.18         --        --            --
Capital charge resulting from
  issuance of fund shares......           --           --            --         --     (0.05)           --
                                    --------     --------    ----------   --------  --------    ----------
Net asset value, end of period.     $  19.70     $  18.89    $    20.84   $  19.57  $  15.52    $    23.49
                                    ========     ========    ==========   ========  ========    ==========
Market value per share, end of
  period.......................     $  17.40     $  16.70    $    15.81   $  14.31  $  11.25    $    18.69
                                    ========     ========    ==========   ========  ========    ==========
   Total investment return
     based on market value
     per share.................        21.76%        6.64%        11.82%     31.92%   (36.70%)       35.03%
Ratios to Average Net Assets:
Expenses.......................         1.25%        1.07%         0.96%      0.98%     0.93%         0.91%
Net investment income..........         0.11%        1.12%         0.78%      2.14%     1.87%         1.80%
Supplemental Data:
Net assets at end of period (in
  000's).......................     $895,395     $862,977    $1,022,136   $988,627  $783,775    $1,167,893
Portfolio turnover rate........         9.25%       29.69%        22.27%      6.40%     3.69%         7.58%

--------
  * Annualized.
** Amounts were computed based on average shares outstanding during the period.

  See Notes to Financial Statements as provided in the Fund's Annual Reports.

11.   Certain Information Concerning the Fund and the Fund's Investment Adviser.

   The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Fund's shares were first issued to the public in June 1981. As a closed-end investment company; it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public but facilitates secondary market trading in its shares through its listing on the New York Stock Exchange. The Fund's investment objective is long-term capital appreciation through investment in equity securities of Mexican companies listed primarily on the Mexican Stock Exchange. The principal executive offices and business address of the Fund are located at 1775 Eye Street, NW, Washington, DC 20006 and the Fund's business telephone number is 202-261-7941. The Fund has not been involved in any criminal, judicial or administrative proceeding in the past five years.

   Impulsora del Fondo Mexico, S.A. de C.V. serves as the investment adviser to the Fund (the "Investment Adviser"). The Investment Adviser is a Mexican corporation and a registered investment adviser under the Investment Advisers Act of 1940. The principal business address of the Investment Adviser is 77 Aristoteles Street, 3/rd Floor, Col. Polanco, 11560 Mexico D.F., Mexico. The Investment Adviser has served as the Fund's investment adviser since the Fund's inception in 1981. /

   The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. The Fund has also filed this Repurchase Offer Statement as part of Schedule TO and Schedule 13e-3 with the Securities and Exchange Commission in connection with the Repurchase Offer. Such reports and other information should be available for inspection at the public reference room at the Securities and Exchange Commission's office, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. The Fund's filings are also available to the public on the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Securities and Exchange Commission's customary charges, or by writing to its principal office at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549.

12. Interests of Directors and Officers; Transactions and Arrangements Concerning Fund Shares.

   The directors and executive officers of the Fund and the aggregate number and percentage of Fund shares each of them beneficially owns is set forth in the table below. The address of each of them is in care of the Fund at 1775 Eye Street, NW, Washington, DC 20006.

                                    Number of               Percentage of
     Name and Position      Shares Beneficially Owned Shares Beneficially Owned
     -----------------      ------------------------- -------------------------
 Juan Gallardo T.,
   Chairman of the Board...          15,000                    0.032%
 Philip Caldwell, Director.           7,159                    0.015%
 Emilio Carrillo Gamboa*,
   Director................           None                       0.0%
 Claudio X. Gonzalez,
   Director................          22,900                    0.050%
 Jose Luis Gomez Pimienta,
   President and Director..           9,860                    0.021%
 Robert L. Knauss, Director           3,024                    0.006%
 Jaime Serra Puche,
   Director................           1,625                    0.003%
 Carlos Woodworth Ortiz,
   Treasurer...............           None                       0.0%
 Samuel Garcia-Cuellar,
   Secretary...............           None                       0.0%
 Hector Trigos, Research
   Vice President..........           None                       0.0%
 Alberto Osorio, Finance
   Vice President..........           None                       0.0%
 Eduardo Solano, Investor
   Relations Vice President           None                       0.0%
--------
* Newly-elected Director as of March 7, 2002.

   During the 60 days prior to the Repurchase Offer, except as provided below, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers, directors, affiliates or associates has effected any other transaction in Fund shares.

   To the best of the Fund's knowledge, none of the members of the Board of Directors, officers of the Fund or affiliates (other than affiliates solely by reason of owning 5% or more of the Fund's issued and outstanding shares of common stock) intends to participate in the Repurchase Offer.

   None of the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Repurchase Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13.   Certain Legal Matters; Regulatory Approvals.

   The Fund has sought exemptive relief from the SEC from the provisions of
Section 17(a) of the 1940 Act to permit certain "affiliated persons" of the Fund who own 5% or more of the Fund's shares as indicated in public filings made with the SEC to participate in the Repurchase Offer. The Fund currently has at least one such 5% shareholder. A notice has been issued by the SEC which states that interested persons have until May 24, 2002 to request a hearing on the Fund's exemptive relief request. However, the Fund cannot provide any assurance that it will receive the requested relief prior to the Expiration Date. Any shareholder that owns more than 5% of the Fund's issued and outstanding shares of common stock should consider whether the provisions of
Section 17 of the 1940 Act prohibit that shareholder from participating in the Repurchase Offer.

   Other than as mentioned in the immediately prior paragraph, the Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be material to a shareholder's decision whether to participate in the Repurchase Offer.

   The Fund's obligations under the Repurchase Offer to accept for payment and pay for Fund shares are subject to certain conditions described in Section 14 of this Repurchase Offer Statement.

14.   Certain Conditions of the Repurchase Offer.

   Notwithstanding any other provision of the Repurchase Offer, the Fund shall not be required to accept for payment or pay for any Fund shares, may postpone the acceptance for payment of, or payment for, Fund shares submitted for redemption, and may, in its reasonable discretion, terminate or amend the Repurchase Offer as to any Fund shares not then paid for if (1) such transactions, if consummated, would impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Fund shareholders who receive distributions from the Fund); (2) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the Bolsa Mexicana de Valores, S.A. and/or the New York Stock Exchange or other national securities exchange(s), or the NASDAQ National Market System; (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, Mexico or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by U.S. or Mexican federal or state authorities on the extension of credit by lending institutions; (e) commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Mexico which, based on the Board's reasonable business judgment, has a material adverse effect on the securities market in Mexico or the United States or both; or (f) in the Board of Directors' judgment, other event or condition that would have a material adverse effect on the Fund or its shareholders if shares submitted for redemption were repurchased; or (3) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or its shareholders.

   The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this section shall be final and binding on all parties.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Repurchase Offer may, in certain circumstances, be extended in connection with any such change or waiver.

   If the Repurchase Offer is suspended or postponed, the Fund will provide notice to shareholders of such suspension or postponement.

15.   Fees and Expenses.

   The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Fund shares repurchased pursuant to this Repurchase Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Repurchase Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Repurchase Offer.

   The Fund has retained American Stock Transfer & Trust Co. to act as Depositary and Morrow & Co., Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund. As previously mentioned in Section 5, the Fund estimates that expenses pertaining to the Repurchase Offer will be $700,000.

16.   Miscellaneous.

   The Repurchase Offer is not being extended to (nor will redemption requests be accepted from or on behalf of) holders of Fund shares in any jurisdiction in which the offering of the Repurchase Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Repurchase Offer in any such jurisdiction.

   The Fund is not aware of any jurisdiction in which the making of the Repurchase Offer or the acceptance of Fund shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Repurchase Offer is currently being made to all holders of Fund shares. However, the Fund reserves the right to exclude Fund shareholders in any jurisdiction in which it is asserted that the Repurchase Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Repurchase Offer, the Fund believes that the exclusion of Fund shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

17.   Contacting the Depositary and the Information Agent.

   The Letter of Transmittal, certificates for the Fund shares and any other required documents should be sent by each shareholder or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

                  The Depositary for the Repurchase Offer is:

                      American Stock Transfer & Trust Co.

                       Delivery by Mail, Hand or Courier

                      American Stock Transfer & Trust Co.
                          59 Maiden Lane--Plaza Level
                              New York, NY 10038

                               Telephone Number:

                                 800-937-5449

                               Facsimile Number
                       (For Eligible Institutions Only):

                                 718-234-5001

                               For Confirmation:

                                 718-921-8200

   Any questions or requests for assistance or additional copies of this Repurchase Offer Statement, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance regarding the Repurchase Offer.

              The Information Agent for the Repurchase Offer is:

                              Morrow & Co., Inc.
                                445 Park Avenue
                                 5/th Floor /
                           New York, New York 10022

                         E-mail: MXF.INFO@morrowco.com
                           Call Collect 212-754-8000

        Banks and Brokerage Firms, Please Call Toll Free: 800-654-2468
               Shareholders, Please Call Toll Free: 800-607-0088

THE MEXICO FUND, INC.

May 8, 2002